Exhibit 99

Form 3 Joint Filer Information

Name:	Latterell Capital Management II, L.L.C.

Address:	Attn: Patrick F. Latterell
One Embarcadero Center, Suite 4050
San Francisco, CA 94111

Designated Filer:	Latterell Venture Partners II, L.P.

Issuer & Ticker Symbol:	XTENT, Inc. (XTNT)

Date of Event
Requiring Statement:	January 31, 2007

Signature:	By:	/s/ Patrick F. Latterell
Patrick F. Latterell, Managing Member